Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Dover Motorsports, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-58779) on Form S-8 of Dover Motorsports, Inc. of our reports dated March 13, 2006, with respect to the consolidated balance sheets of Dover Motorsports, Inc. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of earnings and comprehensive earnings and cash flows for each of the years in the three-year period ended December 31, 2005, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005 annual report on Form 10-K of Dover Motorsports, Inc.

Our report dated March 13, 2006, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2005, expresses our opinion that Dover Motorsports, Inc. did not maintain effective internal control over financial reporting as of December 31, 2005 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states the Company had inadequate management oversight and review of the accounting for income taxes in interim periods.

KPMG LLP

Philadelphia, Pennsylvania

March 13, 2006